Good Times Restaurants Inc.

601 Corporate Circle

Golden, CO 80401

phone: 303-384-1400 / fax: 303-273-0177

www.goodtimesburgers.com

December 5, 2012

Mr. Mike Lynch

GT Burgers of Colorado, Inc.

By email: mlynch7821@aol.com

Dear Mike;

This letter will set forth our agreement (“Agreement”) for the purchase by Good Times Drive Thru Inc., a Colorado corporation (“Good Times”), from GT Burgers of Colorado Inc., a Colorado corporation (“GTB”), of certain assets of the existing Good Times restaurant located at 4003 E. 120th Ave in Thornton, Colorado (the “Restaurant”).

1.

Purchased Assets; Assumed Liabilities.

a.

Good Times shall purchase certain assets of the Restaurant consisting of the furniture, fixtures, equipment and personal property located therein or thereon.  The foregoing purchased assets are hereinafter referred to as the “Assets”. All the Assets are being purchased “as is” and “where is”.

b.

Good Times shall also assume the following liabilities with respect to the Restaurant (collectively, “Liabilities”): (i) a new lease dated December 1, 2012 by and between the GTB as landlord and Good Times as tenant attached hereto as Exhibit A (the “Lease”.  The Assets shall be delivered free and clear of any other liabilities or encumbrances.

2.

Consideration.

a.

In consideration for the Assets, Good Times shall pay the following (“Purchase Price”) to GTB:

(i)

$125,000 in cash at closing.

(ii)

A $251,000 note payable with interest at 6% per annum, payable monthly, and principal payments of $100,000 due on June 1, 2013 and $151,000 due on September 30, 2013 together with any remaining accrued interest.   The note payable shall be secured by a first security interest in the Assets until paid in full.

(iii)

Within 15 days of closing, the value of the food and paper inventories and cash bank at the Restaurant as of the date of closing.

b.

All real and personal property taxes shall be prorated as of the date of closing and GTB shall pay to Good Times at closing the estimated prorated taxes through November 30, 2012 based on the most recent tax billings.   Good Times shall prepare a final tax reconciliation based on the actual tax statements and GTB and Good Times agree to adjust the final real property tax proration payable by GTB based on the actual taxes.

3.

Good Times’ Contingencies.

a.

Good Times’ obligations hereunder are contingent upon Good Times completing the following (“Good Times Contingencies”) to its satisfaction on or before November 21, 2012:

(i)

review and approval of the final terms of the Lease by Good Times;

(ii)

inspection and approval of the condition of the Assets;

(iii)

identification of liens of record that encumber the Assets and written confirmation from the lenders indicating that the liens will be released in conjunction with the Closing;

(iv)

approval of this Agreement by Good Times’ board of directors; and,

(v)

approval of the satisfaction of the GTB contingencies identified below.

b.

If for any reason Good Times is not satisfied with any of the Good Times Contingencies by November 21, 2012, Good Times may terminate this Agreement by providing written notification thereof to GTB no later than November 22, 2012.

4.

GTB’s Contingencies.

a.

GTB’s obligations hereunder are contingent upon the following (“GTB Contingencies”) to be accomplished on or before November 21, 2012:

(i)

Approval from GTB’s lender of the transaction, including the terms of the Lease;

(ii)

Release of all liens and encumbrances encumbering the Assets.

5.

Closings.

a.

The closing of the purchase of the Restaurant shall take place on November 30, 2012.

b.

At the closing, Good Times and/or GTB, as applicable, shall execute and deliver the following documents:

(i)

Each party shall execute the Lease, substantially in the form attached hereto as Exhibit A.

(ii)

Each party shall execute a Franchise Termination and Release Agreement substantially in the form attached hereto as Exhibit D.

(iii)

GTB shall execute and deliver to Good Times a Bill of Sale and Assignment for the applicable Assets, substantially in the form attached hereto as Exhibit B and a release of lien from the lender(s) of record.

c.

All rent and other charges due under each Lease, and all utilities, personal and real property taxes, insurance, common area charges and other operating costs and expenses with respect to the Restaurant shall be prorated as of the Closing Date.  Within fifteen (15) days after the Closing Date, GTB shall pay to the applicable vendor or creditor all other costs and expenses accrued prior to such Closing Date with respect to the Restaurant.

d.

At the Closing, Good Times shall pay GTB the Purchase Price with respect to the Assets being purchased and execute the Note Payable, attached hereto as Exhibit C.

e.

Any sales or use taxes due in connection with the sale of the Assets to Good Times shall be paid by Good Times.

6.

Representations and Warranties.

a.

GTB represents, warrants and covenants the following to Good Times as of the Closing Date:

(i)

GTB is the sole owner, beneficially and of record, of all of the Assets, which Assets will on the Closing Date be free and clear of all liens, encumbrances, restrictions and rights of third parties, other than the Lease;

(ii)

GTB has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable with respect to the Assets.  There are no present disputes, nor is there any reason to believe a dispute may result, as to taxes of any nature payable by GTB with respect to the Assets;

(iii)

There are no pending, or to the best knowledge of GTB, threatened, suits, actions, arbitrations, or legal, administrative or other proceedings, or governmental investigations or claims against or affecting the Assets or the Lease.

(iv)

All liabilities of GTB with respect to the Assets (including, without limitation, obligations to employees and federal, state and local governmental authorities) will be paid at or before the Closing Date or no later than 15 days after such Closing Date as provided in Section 5 above; and

(v)

The execution and carrying out of this Agreement will be duly authorized by the Board of Directors of GTB by November 21, 2012 and no other authorizations are required therefor.

b.

Good Times represents and warrants to GTB that the execution and carrying out of this Agreement has been duly authorized by the officer authorized by Good Times board of directors to carry out the transaction and that no other authorizations are required therefor, other than final approval by Good Times board of directors.

7.

Indemnification.  For a period of one year after the Closing Date, GTB hereby indemnifies and holds Good Times harmless from and against any and all liabilities, obligations, claims, lawsuits, fines, penalties, taxes, losses, costs and expenses, direct or indirect, of any kind or nature whatsoever arising from or in connection with (i) any breach by GTB of a representation, warranty, covenant or any other provision of this Agreement, (ii) the Restaurant, the accrued Liabilities in connection therewith or the operations of the Restaurant during the period on and prior to the Closing Date and (iii) any and all taxes and assessments imposed or levied upon the property (real or personal), sales, income or business operations of the Restaurant during the period on and prior to the applicable Closing Date.  Good Times shall indemnify and hold GTB harmless from and against any and all liabilities, obligations, claims, lawsuits, fines, penalties, taxes, losses, costs and expenses, direct or indirect, of any kind or nature whatsoever arising from or in connection with (i) any breach by Good Times of a representation, warranty, covenant or any other provision of this Agreement, and (ii) the Restaurant, the Liabilities in connection therewith or the operations of the Restaurant during the period on and after the Closing Date.

8.

Further Assurances.  GTB, at any time before or after the closing, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Good Times, and will take any other action consistent with the terms of this Agreement that may be reasonably requested by Good Times for the purpose of transferring the Assets to Good Times.

9.

Costs and Expenses; Attorneys’ Fees.  The parties shall equally split all closing costs and each party shall pay its own costs and expenses incurred or to be incurred by it in negotiating and carrying out the transactions contemplated by this Agreement.  Good Times and GTB hereby represent and warrant to each other that neither party has engaged the services of a broker in connection with the transactions contemplated by this Agreement and accordingly no brokerage fees are payable with respect thereto.  In the event either party shall bring an action at law or other proceeding against the other party or its successors or assigns to enforce any of the terms, covenants or conditions of this Agreement, the prevailing party in such action or proceeding shall be paid all reasonable attorneys’ fees incurred by it, as determined by the court and not a jury, and in the event any judgment is secured by such prevailing party, all such attorneys’ fees shall be included in such judgment.

10.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supercedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties.  No waiver shall be binding unless executed in writing by the party making the waiver.

11.

Successors and Assigns; Governing Law.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and interpreted in accordance with the laws of the State of Colorado.

12.

Survival.  The representations, warranties, covenants and indemnities, set forth herein shall survive the closing and remain enforceable in accordance with their terms, except as otherwise provided in paragraph 7.

If this letter correctly sets forth our agreement, kindly sign and return the attached copy hereof.  This letter may be signed in counterparts and delivered by facsimile transmission.

Very truly yours,

GOOD TIMES DRIVE THRU INC.,
a Colorado corporation

/s/ Boyd E. Hoback
Boyd E. Hoback, President

Agreed to this 5th day of December, 2012

GT Burgers of Colorado, Inc.,
a Colorado corporation

/s/ Michael V. Lynch
Michael V. Lynch, President